[LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
January 2, 2003

                    UNITED NATURAL FOODS ANNOUNCES THE APPOINTMENT OF
                   RICK D. PUCKETT AS CHIEF FINANCIAL OFFICER

Dayville, Connecticut - January 2, 2003 -- United Natural Foods, Inc. (Nasdaq:
UNFI) today announced the appointment of Rick D. Puckett to the positions of Vice President, Chief Financial Officer and Treasurer. In his new position, Mr. Puckett will be responsible for the Company's finance, accounting and treasury functions. Mr. Puckett will replace Todd Weintraub, who had served as Chief Financial Officer and Treasurer since April 2001, effective January 6, 2003. Michael Funk, Chairman of the Board, stated, "Todd has been a valuable member of our management team and we wish him every success in his new endeavors."

Commenting on the appointment, Steven Townsend, President and Chief Executive Officer, said, "We are very pleased that Rick has joined United Natural Foods in this key position. With more than 25 years experience working for public and private companies in the distribution and service sectors, Rick brings an outstanding blend of strategic financial planning experience, strong accounting skills and technical systems expertise. Additionally, Rick has extensive operating experience pertaining to mergers and acquisitions, integrating acquired companies as well as implementing financial IT systems. We are confident that Rick's extensive skill set will enable him to provide United Natural Foods with a strong financial foundation to support our long-term growth initiatives."

Prior to joining United Natural Foods, Mr. Puckett worked for four years at Suntory Water Group, Inc, where he held several executive positions including Chief Financial Officer, Chief Information Officer, Vice President, Corporate Controller and Vice President, Business Development and Planning. During his tenure at Suntory Water Group, a subsidiary of Suntory Limited of Japan with annual sales of approximately $550 million, Mr. Puckett was involved in the acquisition and integration of more than two dozen companies as well as the successful development and implementation of a company-wide ERP/CRM information systems. Suntory Water Group sells and distributes water and related products to retail, residential and commercial customers under regional brand names, including Belmont Springs, Crystal Springs, Kentwood Springs, Hinckley Springs and Sierra Springs.

Previously, Mr. Puckett worked for INFOUSA, a Nasdaq-listed information services company with annual revenues of approximately $300 million. From 1997 to 1998 he served as Vice President, Corporate Controller and served for a limited time as acting Chief Financial Officer in 1998. At INFOUSA, he was responsible for finance, accounting, financial reporting, strategic planning, purchasing, human resources and facilities and administration.

From 1994 to 1997, Mr. Puckett served as Vice President, Finance of Dairy Enterprises Corporation, a consumer products distribution company, where he was responsible for finance, reporting, and accounting and analysis. During his tenure, Rick handled five separate acquisition, merger and disposition transactions. A private investor group acquired Dairy Enterprises in 1997.

UNFI Appoints Rick Puckett as CFO
Page 2


From 1989 to 1994, Mr. Puckett worked as Vice President and Chief Financial Officer at Misco North America, a direct marketing electronic component distribution company and a U.S. subsidiary of a United Kingdom distribution company. As Chief Financial Officer he led a conversion to a fully integrated computerized financial system. Rick also served on the U.S. Board of Directors of Misco North America. Misco North America was acquired in 1994 by a private entity.

Mr. Puckett also served for 14 years at General Cable Corporation, a telecommunications manufacturing company, in a variety of managerial positions, culminating in his appointment as Assistant Corporate Controller.

Mr. Puckett is a Certified Public Accountant and received an MBA in Finance and a BA in Accounting from the University of Kentucky.

About United Natural Foods
United Natural Foods, Inc. carries and distributes over 30,500 products to more than 11,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:                       FRB | Weber Shandwick
--------------------------------------------------------------------------------
Steven Townsend                       Joseph Calabrese       Vanessa Schwartz
President & Chief Executive Officer   General Information    Analyst Information
(860) 779-2800                        (212) 445-8434         (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on December 13, 2002, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.